Exhibit 10.13

FROM:   EARTH SCIENCES, INC., Mark H. McKinnies

TO:     CODSA 14 S.A., ENG. PEDRO PEREZ

DATE:   JANUARY 9, 1998


RE: LETTER AGREEMENT Between CODSA 14 S.A. ("CODSA 14") and EARTH SCIENCES, INC. ("ESI") AND RECURSOS
        MINERALES VENESI C.A. ("VENESI"), ESI and VENESI collectively as "ESI/VENESI"


OBJECTIVE - SYSTEMATIC EXPLORATION AND EVALUATION OF THE CODSA 14 CONCESSION TO DETERMINE THE VIABILITY OF MECHANIZED MINING OPERATIONS.

1. VENESI, wholly-owned subsidiary of ESI, will conduct a systematic exploration program on the CODSA 14 Concession (the "Concession") over a 6-8 month period and make its report and results available to CODSA 14. Such program will include the preparation of a geologic map, evaluation of ongoing manual exploration mining production, pitting, sampling, analysis and perhaps exploratory mining. ESI stands behind the performance of VENESI.

2. In exchange for the program to be conducted by VENESI, and payments of stock in ESI and cash to CODSA 14, CODSA 14 agrees to negotiate exclusively with ESI/VENESI on the further development of the Concession including CODSA 14's preferential rights for the veins that may underlay the Concession.

3. ESI/VENESI will make advance royalty payments (an upfront payment of ESI stock and monthly payments of ESI stock and cash) to CODSA 14 during the term of the agreement. However, ESI or VENESI may, at their sole discretion and upon 30 days written notice to CODSA 14, terminate the agreement at any time. ESI/VENESI's only obligation upon such termination would be to provide CODSA 14 the results of any work performed as of the date of termination. The upfront payment would consist of ESI stock of $8,000 valued at $1.50 per share plus cash of $10,000. Monthly payments would consist of $1,867 in ESI stock valued at $1.50 per share plus $133 cash. See point 9 below for buyback of stock.

4. ESI/VENESI shall only be responsible for the reclamation and proper environmental handling of the environmental disturbances created as a result of its exploration program. ESI/VENESI assumes no responsibility for any prior or ongoing environmental disturbances created on the Concession or adjacent areas.

5. CODSA 14 will provide all reasonable assistance to ESI/VENESI during the term of the agreement including but not limited to:
     A. authorization to obtain information on file concerning the corresponding MEM's lapsed concessions,
     B. logistical assistance during exploration program and formulation of any mining plan,
     C.   detailed production information for ongoing exploratory mining, and
     D. upon joint agreement of CODSA 14 and ESI/VENESI, employment of the Caicarenos or another group to perform exploratory mining in areas as directed by ESI/VENESI (in this case CODSA 14 would continue to receive its 20% of production as now is the case with the ongoing exploratory mining).

6. The assistance noted in point 5. above will be supplemented with a professional services agreement with Eng. Pedro Perez, the term of which will run concurrent with the CODSA 14 agreement. Payments to Mr. Perez will consist of monthly amounts of cash ($1,500 per month) and stock ($1,500 per month at $1.50 per share). The cash amount for February 1998 being paid now.

7. Upon successful completion of the evaluation process, CODSA 14 will negotiate exclusively with ESI/VENESI for the further development of the Concession. In such case, ESI/VENESI will negotiate a lease of the Concession, as per the terms set forth in Exhibit A attached hereto, under which CODSA 14 will receive either a minimum monthly advance royalty of $2,000 per month or a production royalty which will range from 5-20%. The details of the royalty calculation are set


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forth in Exhibit B  attached  hereto.  The  production  royalty  will range on a sliding scale based on the grade of the pay zone mined, so that CODSA 14 will receive a proportionately greater amount if the property shows outstanding values. The royalty paid to CODSA 14 will remain at the minimum level until ESI/VENESI has recovered its investment in the Concession's development. ESI/VENESI will have a buyout amount for the CODSA 14 royalty.

8. If ESI/VENESI chooses to place the property into production, an agreeable plan for required reclamation of past disturbances, if any, will be put forth. The cost of implementing that plan will be deducted from the royalty payments made to CODSA 14 over a one year or longer period but not reducing such payments below the minimum level.

9. ESI/VENESI agree to buy back the ESI stock issued to CODSA 14 and Mr. Perez, at their option, at the end of six months from the date of the agreement for $1.50 per share.

10. During the term of the agreement ESI/VENESI will (a) have the right to examine and evaluate the production from any ongoing exploratory mining, and (b) have a 'right of first refusal' to purchase such production at the routine price.

Agreed to as of the 1st day of February, 1998



/s/ Pedro A. Perez                             /s/ Mark H. McKinnies
-------------------------------                ---------------------------------
Pedro A. Perez                                 Mark H. McKinnies
President, CODSA 14 S.A.                       President, Earth Sciences, Inc.


/s/ Jean Pasquali Z.
-------------------------------
Jean Pasquali Z.
President, Recursos Minerales VENESI C.A.




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



                                   EXHIBIT A
                                       to
  LETTER AGREEMENT Between CODSA 14 S.A. ("CODSA 14") and EARTH SCIENCES, INC.
             ("ESI") AND RECURSOS MINERALES VENESI C.A. ("VENESI")
                          Dated as of February 1, 1998

                                  LEASE TERMS

The Lease that may be negotiated among CODSA 14, ESI and VENESI at the end of the exploration program will include the following terms and conditions:

1. Grant of Rights The Lease shall grant ESI/VENESI the exclusive right for exploitation of gold and diamonds on the CODSA 14 Concession during the term of the Lease. All of the rights, privileges and responsibilities granted CODSA 14 under the Concession shall apply fully to ESI/VENESI, which shall have the duty to defend the Concession during the term of the Lease.

2. Term The term of the Lease shall continue so long as commercial production is continued from the Concession or the Minimum Royalty is paid, unless sooner terminated.

3. Minimum and Production Royalty During the term of the Lease, ESI/VENESI shall make either monthly minimum advance royalty payments of $2,000 or monthly production royalty payments based on the schedule as set forth in Exhibit B of the Letter Agreement. The production royalty may be reduced, but not below the minimum level, to provide for recovery of ESI/VENESI's investment in the development of the Concession and the costs for required reclamation of past environmental disturbances, if any.

4. Possession and Control of Concession During the term of the Lease, ESI/VENESI shall be granted the exclusive possession and control of the Concession and the right to carry on all lawful activities necessary to exploit the minerals thereon.

5. CODSA 14's Lien CODSA 14 shall at all times hold a lien against all material mined from the Concession but not yet sold, as security for any unpaid balance of money due under the Lease.

6. Taxes During the term of the Lease, ESI/VENESI shall be responsible for all taxes related to the Concession and production therefrom, excepting those taxes which are due as a result of CODSA 14's receipt of its minimum or production royalty.

7. Reports and Inspections ESI/VENESI shall maintain appropriate records and make monthly reports to CODSA 14 of its activities which will include quantities of materials mined and grade in sufficient detail to calculate the production royalty, if any. CODSA 14 shall have the right, at its risk and expense, to enter the Concession at any reasonable time. Within 90 days of termination, ESI/VENESI will deliver CODSA 14 information and material developed or obtained during the term of the Lease that relates to the Concession.

8. Right to Purchase During the term of the Lease, ESI/VENESI shall have a right of first refusal for any bona fide offer made to purchase CODSA 14's interest in the Concession. ESI/VENESI shall have the right at any time to purchase CODSA 14's interest in the Concession for a payment of cash to be determined at the end of the 6-8 month exploration period based on an estimate of the mineable reserves on the Concession, a mine life of 5 years and a net percent value calculation of the royalty that would be due CODSA 14 using a 15% discount rate.

9. Other Terms Other standard terms shall be placed in the Lease which will include:
     a.   Notices,
     b.   Handling controversies among the parties through arbitration,
     c.   Removal of  property  on  termination,  and
     d.   cooperation among the parties in obtaining further permits, etc.



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


                                   EXHIBIT B
                                       to
  LETTER AGREEMENT Between CODSA 14 S.A. ("CODSA 14") and EARTH SCIENCES, INC.
             ("ESI") AND RECURSOS MINERALES VENESI C.A. ("VENESI")
                          Dated as of February 1, 1998

                          PRODUCTION ROYALTY SCHEDULE

A production royalty shall be due to CODSA 14 for material mined and sold from the Concession. Nothing in this schedule shall cause the minimum royalty paid to CODSA 14 to be less than the amount set forth in the Lease. The determination of the Production Royalty, before any deduction for recovery of ESI/VENESI's development costs or costs for reclamation of past environmental disturbances, if any, shall be based on the following schedule with the meaning of the terms used as set forth below.

================================================================================
        Grade of Ore  Material  -           Prodfuction Royalty Rate -
        Equivalent  Grade in Carats  per           % of Gross
        cubic  meter of Ore Material                 Revenues

                0.375  or less                          5%
               0.0376 to 0.4375                         6%
               0.4376 to 0.5000                         7%
               0.5001 to 0.5625                         8%
               0.5626 to 0.6250                         9%
               0.6251 to 0.6875                        10%
               0.6876 to 0.7500                        11%
               0.7501 to 0.8125                        12%
               0.8126 to 0.8750                        13%
               0.8751 to 0.9375                        14%
               0.9376 to 1.0000                        15%
               1.0001 to 1.0625                        16%
               1.0626 to 1.1250                        17%
               1.1251 to 1.1875                        18%
               1.1876 to 1.2500                        19%
             greater  than 1.2500                      20%
================================================================================

Definitions -

1. Equivalent Grade in Carats shall be a monthly average determined from the mining activities carried on for the month, and shall be calculated by dividing the monthly quantity of gold, measured in grams converted to carats at the rate of 1 gram = 0.11275 carats, plus diamonds, measured in carat weight, recovered by the total cubic meters of Ore Material processed during the calendar month.

2. Ore Material shall be the in-place, measured quantity of all material processed for recovery of gold and/or diamonds during the calendar month.

3. Production Royalty Rate is the rate the Gross Revenues actually received from sale of the gold and diamond production that occurred during the month is multiplied to determine the royalty for a month. CODSA 14 may choose to receive their royalty in kind which shall be accomplished in a mutually agreeable manner to both parties.

4. Gross Revenue shall be the amount actually received from sale of a calendar month's production less any production taxes that may be assessed at the time of production. To the fullest extent possible ESI/VENESI and CODSA 14 will cooperate so that each party is responsible for and pays its own taxes and assessments related to production and revenues from the Concession.


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